Exhibit 99.1


Globix Corporation Reports First Fiscal Quarter 2004 Results

NEW YORK - February 6, 2004

New York - February 6, 2004 - Globix Corporation (OTC: GBXX) today reported financial results for its first quarter of fiscal year 2004, which ended December 31, 2003, citing continued progress in its operations. During the 1st quarter of fiscal 2004, Globix furthered its transformation into a full service application, media and infrastructure services company with the completion of its acquisition of Aptegrity, a privately held managed services provider. Globix also took further steps to reduce its debt by completing the sale of its property at 415 Greenwich Street in New York City during January 2004 for net cash proceeds of approximately $48.5 million. The company intends to use approximately $44 million of the net proceeds to repurchase a portion of its outstanding 11% Senior Notes at par plus accrued interest and the remaining balance will be used for working capital purposes. The company also announced that it had repurchased an additional $7.0 million of its outstanding 11% Senior Notes during the 1st quarter of fiscal 2004.


Revenues for the quarter were $14.4 million, which was $2.1 million, or 12.7% less than the same period in 2003. Additionally, Globix increased its revenue in the first quarter 2004 over the fourth quarter of 2003, as a result of stronger sales. The company also reported that in the first fiscal quarter of 2004 cost of revenues was reduced 13.3% to $4.9 million from the same period in 2003, and that sales, general and administrative costs were reduced 8.0% to $10.9 million compared to the same period in 2003 primarily reflecting the continuing impact of the company's cost management efforts.


Loss from operations was $22.1 million for the first fiscal quarter of 2004, compared to a loss of $4.8 million for the same period a year earlier. This was due primarily to the $17.3 million non-cash impairment charge on the company's 415 Greenwich street property. Net loss for the quarter was $23.3 million, or $1.42 per share, based on 16,460,000 common shares outstanding at the end of the quarter.




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

                                         Globix Corporation & Subsidiaries

                                     Unaudited Condensed Results of Operations


                               (Amounts in Thousands Except Share and Per Share Data)

                                                                                    For the Three Months Ended
                                                                                -----------------------------------
                                                                                 December 31,        December 31,
                                                                                     2003                2002
                                                                                ----------------    ---------------
Revenue, net ..............................................................      $       14,385         $   16,480
Operating costs and expenses:
    Cost of revenue (excluding depreciation, amortization, and certain
      payroll and occupancy shown below) ..................................               4,876              5,624
    Selling, general and administrative ...................................              10,944             11,891
    Loss on impairment of property held for sale ..........................              17,313                 --
    Depreciation and amortization .........................................               3,371              3,727
                                                                                ----------------    ---------------

                   Total operating costs and expenses .....................              36,504             21,242

Loss from operations ......................................................            (22,119)            (4,762)
    Interest and financing expense ........................................             (3,453)            (3,904)
    Interest income .......................................................                 179                388
    Other (expense) income, net ...........................................                 297                182
    Gain on discharge of debt..............................................               1,747              2,727
    Minority interest in subsidiary .......................................                  --                108
                                                                                ----------------    ---------------

Net loss...................................................................         $  (23,349)         $  (5,261)
                                                                                ================    ===============


Basic and diluted loss per share...........................................         $    (1.42)         $   (0.32)
                                                                                ================    ===============

Weighted average common shares outstanding - basic and diluted.............          16,460,000         16,460,000
                                                                                ================    ===============

About Globix:
Globix ( http://www.globix.com) (GBXX) is a leading provider of managed Internet applications and infrastructure services for enterprises. Globix delivers and supports mission-critical applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, and content delivery network. Through Aptegrity, its managed services group, Globix provides remote management of custom and off-the-shelf Web-based applications on any server, anywhere, at any time. By managing such complex e-commerce, database, content management and customer relationship management software for its clients, Globix helps them to protect Internet revenue streams, reduce technology operating costs and operating risk, and improve user satisfaction. Globix's clients are companies which use the Internet as a way to provide business benefits and sustain a competitive advantage in their markets. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including health care, media and publishing, technology and financial services. Globix and its subsidiaries have operations in New York, London, Santa Clara, Fairfield, New Jersey and Atlanta.




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Risk Factors and Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.



Press Contact:





Michael van Dijken


212-625-7546


mvandijken@globix,com